Exhibit 99.2

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS ANNOUNCES BOARD CHANGE

PROVO, Utah, October 15, 2010 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of nutritional supplements and complementary products, today announced the resignation of Pauline Hughes Francis from its Board of Directors.  Ms. Hughes Francis noted that she was resigning at this time in order to serve a full-time, voluntary mission for her church.

Ms. Hughes Francis was a founder in 1972 of Hughes Development Corporation, a predecessor of the Company, and was originally appointed to the Board in 1988.  She has served on a number of Board committees and was most recently elected as a Class III Director during the 2009 Annual Meeting.  Prior to her resignation, Ms. Hughes Francis served as Chair of the Nominations Committee.

“We are sad to see Pauline step down from the Board, but we fully respect her decision given her commitment to her church,” said Kristine F. Hughes, Nature’s Sunshine Chairman and a founder of the Company. “Pauline has been a part of Nature’s Sunshine Products since its beginning and a highly contributive member of the Board of Directors for over 20 years.  We express our deep appreciation to Pauline for her years of service to the Company and her many contributions over the past 38 years.  Although we will miss her participation as a director, we look forward to our continuing association with Pauline as a founder.”

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, the Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, the Philippines, Australia, Hong Kong, Taiwan, Russia, Ukraine, Latvia, Lithuania, Kazakhstan, Mongolia, Belarus, China, Poland, Germany, Austria, Norway, Sweden, the Czech Republic, the Netherlands, and Vietnam. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, and Norway. Additional information can be obtained at the Company’s website, www.natr.com.

Contact:

Stephen M. Bunker	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	286 Madison Avenue, Suite 907
Provo, Utah 84605-9005	New York, NY 10017
(801) 342-4370	(212) 532-3232